UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

On March 10, 2006, we entered into an agreement to purchase the Route 66 Harley Davidson dealership in Tulsa, Oklahoma. The 46,000 square foot facility includes the 4,000 square foot “5 & Diner” restaurant, a full service department, a Harley Davidson Café as well as conference/event facilities. The Route 66 Harley dealership was named the 2006 Grand Prize Winner among Dealernews Top 100 powersport retailers in the country. The Harley dealership will be acquired in a 100% sale lease back with a purchase price of $6.5 million. We anticipate that we will enter into a twenty year triple-net lease with the current owner of the property. The acquisition of the Harley dealership will follow the satisfactory completion of due diligence. The transaction is expected to close in the second quarter of 2006. There can be no assurance that due diligence will be successfully completed, that the final terms of the acquisition will be satisfactory to our board of directors or that such closing will occur.

Also on March 10, 2006, we purchased a $15.0 million mezzanine loan from Column Financial, Inc., as former lender, to Mizner Court Holdings, LP. Mizner Court Holdings, LP is a partnership owned by a subsidiary of GE Capital called GEBAM, Inc. and by Stoltz Mizner Court, L.P. The proceeds from the mezzanine loan, in addition to the proceeds from an $89 million first mortgage loan, were used to acquire an apartment complex in Boca Raton, Florida and convert the complex into condominiums. The former 450-unit apartment complex was known as Coral Harbor at Broken Sound and has views of the Broken Sound Country Club golf course and adjacent lake. The short-term loan earns interest initially at a rate of LIBOR plus 7.0% per year and requires monthly interest payments. The initial term of the loan is 24 months and has 19 months remaining. The borrower has an option to extend the mezzanine loan term for one year. The mezzanine loan is collateralized by a pledge of all the partnership interests in Mizner Court, LP and is guaranteed as to interest payments, and as to completion, by Morris L. Stoltz II. The first mortgage on the property has priority of payment over our loan in the event of default. The mezzanine loan may be prepaid at any time after May 9, 2006 and can be accelerated upon customary events of default.

On March 13, 2006, we entered into an agreement to loan $40.0 million to Shorefox Development, LLC. The loan will be used for the development of the infrastructure for an Orvis branded lifestyle community in Granby, Colorado. The 1,555 acre site is split by the Colorado River and, when development is completed, is expected to offer a variety of homes to residents as well as hunting, fishing, golf and other outdoor pursuits to its residents and guests. The Orvis loan is structured as a construction loan contemplating that the borrower will make draws against the amount of the loan. Initially, the Orvis loan was funded with $20.0 million and earns interest at a rate of 13.5% per year. The loan requires interest payments based on an annual interest rate of 9.5% paid monthly with the remaining 4.0% becoming due and payable upon the loan’s maturity. The term of the loan is 36 months and may be extended by the borrower for up 12 months. The loan is collateralized by a first mortgage on a portion of the Granby property. The loan is personally guaranteed by the principals of Shorefox Development, LLC until $10.0 million in infrastructure is completed. As security for the Orvis loan, we also received assignment of the borrower’s right to receive the proceeds of certain tax-exempt municipal bonds which the borrower expects will be issued by a metropolitan district to purchase the borrower’s infrastructure once completed. The value of the municipal bonds is estimated to be approximately $22.0 million. The Orvis loan may not be prepaid during the first year. The Orvis loan can be accelerated if the borrower exceeds certain debt thresholds on the property, as well as upon the occurrence of other customary events. No construction has commenced as of the date of our loan and no assurance can be provided that construction will proceed as planned or that the market will continue to support the project as anticipated.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase and Sale Agreement dated as of March 10, 2006 between Route 66 Real Estate L.L.C., as Seller, and CNL Income Properties, Inc., as Purchaser.

10.2	Mezzanine Loan Agreement dated October 14, 2005 between Mizner Court Holdings, L.P. and Column Financial, Inc.

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10.3	Note Allonge dated March 10, 2006 between Mizner Court Holdings, LP, Column Financial, Inc and CNL Income Partners, LP.

10.4	Loan Agreement effective as of March 13, 2006, by and between Shorefox Development, LLC (“Borrower”) and CNL Income Partners, LP (“Lender”).

10.5	Promissory Note dated March 13, 2006 of Shorefox Development, LLC in favor of CNL Income Partners, LP.

10.6	Amendment One to the Mezzanine Loan Agreement dated October 14, 2005 between Mizner Court Holdings, L.P. and Column Financial, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2006	CNL INCOME PROPERTIES, INC.

	By:	/s/ R. Byron Carlock, Jr.
	Name:	R. Byron Carlock, Jr.
	Title:	Interim Chief Executive Officer
and President

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